Exhibit 99.1

NEWS

For immediate release

AAR REPORTS THIRD QUARTER FISCAL YEAR 2012 RESULTS

•            Third quarter sales of $534 million, up 17% year-over-year

•            Diluted earnings per share of $0.50

•            Recent acquisitions performing well

WOOD DALE, ILLINOIS (March 20, 2012) — AAR (NYSE: AIR) today reported third quarter fiscal year 2012 consolidated sales of $534.2 million and net income attributable to AAR of $20.7 million, or $0.50 per diluted share.  For the third quarter of the prior fiscal year, the Company reported sales of $458.0 million and net income attributable to AAR of $17.9 million, or $0.44 per diluted share.

On December 2, 2011, the Company completed the acquisition of Telair International GmbH (Telair) and Nordisk Aviation Products, AS (Nordisk).  Telair is a leader in the design, manufacture and support of cargo loading systems for wide-body and narrow-body commercial aircraft with established positions on the world’s most popular current and next-generation passenger and freighter aircraft. Nordisk designs and manufactures heavy duty pallets and lightweight cargo containers for commercial airlines. Both companies have a strong aftermarket position. Sales during the third quarter for Telair and Nordisk were a combined $55.3 million and are reported in the Structures and Systems segment.

During the third quarter of fiscal 2012, the Company recorded a $4.0 million ($0.09 per diluted share) tax benefit, principally relating to a reduction in the Company’s state income tax rate due to the implementation of state income tax planning strategies. The Company expects its effective income tax rate to be approximately 34.5% in the fourth quarter.

Results for the period were unfavorably impacted by aircraft shortages at the Company’s airlift operation within the Government and Defense Services segment due to unscheduled maintenance inspections and the delayed receipt of several aircraft into the Company’s operating fleet, as well as higher maintenance expenses. In addition, the Company’s precision machining business within the Structures and Systems segment continued to experience start-up costs and cost overruns on certain programs in excess of what had been anticipated.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

“We had strong results within our Aviation Supply Chain segment which benefitted from investments made earlier in the fiscal year and steady demand from airline customers. In addition, we are very pleased with the contributions from the newly acquired businesses and are excited about our prospects going forward,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.

Storch continued, “While performance at our airlift operation did not meet our expectations, demand remains strong and we are taking tangible steps to address ongoing aircraft shortages. We have also implemented a number of initiatives to improve our precision machining business. These improvement initiatives will continue during the fourth quarter. We expect fourth quarter results to be similar to third quarter results for both businesses, with improvement beginning in the first quarter of fiscal 2013.”

Selling, general and administrative expenses as a percentage of sales were 9.6% and the consolidated gross profit margin was 16.3% during the third quarter.  Margins improved over the prior year in the Aviation Supply Chain segment due to enhanced product availability.  Margins in the MRO segment were lower year-over-year as last year’s third quarter was favorably impacted by a high-margin engineering services contract. In the Government and Defense Services segment, margins were lower than last year primarily as a result of the aircraft availability issues at the Company’s airlift operation. The Company generated $13.4 million in cash flow from operations and had capital expenditures, exclusive of the Telair and Nordisk acquisitions, of $7.5 million.

In January 2012, the Company completed the sale of $175 million of senior unsecured notes due 2022.  The Company used the proceeds to repay a portion of the borrowings incurred under its revolving credit agreement to purchase Telair and Nordisk and to pay fees and expenses of the offering.  Net interest expense increased $2.6 million over the prior year due to the increase in outstanding borrowings to fund the Telair and Nordisk acquisitions. On February 13, 2012, the Company paid a quarterly cash dividend of $0.075 per share to its stockholders of record as of the close of business on January 30, 2012.

AAR is a leading provider of products and value-added services to the worldwide aerospace and government and defense industries. With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems; and Government and Defense Services. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on March 21, 2012. The conference call can be accessed by calling 866-802-4324 from inside the U.S. or 703-639-1321 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1571808) from 11:30 a.m. CDT on March 21, 2012 until 11:59 p.m. CDT on March 28, 2012.

Named One of The Most Trustworthy Companies by Forbes.

Contact: Rick Poulton, Vice President, Chief Financial Officer | (630) 227-2075 | rick.poulton@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2011. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income
(In thousands except per share data - unaudited)

	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
	2012	2011	2012	2011

Sales	$534,195	$458,035	$1,501,652	$1,317,286
Cost and expenses:
Cost of sales	447,237	379,242	1,260,430	1,093,429
Selling, general and administrative	51,342	44,143	138,947	130,182

Earnings from aircraft joint ventures	129	56	593	2,613

Operating income	35,745	34,706	102,868	96,288

Gain on extinguishment of debt	—	—	—	97

Interest expense	10,511	7,594	25,890	22,604
Interest income	419	62	859	298

Income before income tax expense	25,653	27,174	77,837	74,079

Income tax expense	4,818	9,256	22,821	25,673

Net income attributable to AAR and noncontrolling interest	20,835	17,918	55,016	48,406
Income attributable to noncontrolling interest	(172)	—	(172)	—

Net income attributable to AAR	$20,663	$17,918	$54,844	$48,406

Earnings per share – Basic	$0.51	$0.47	$1.36	$1.26

Earnings per share – Diluted	$0.50	$0.44	$1.33	$1.21

Share Data:

Average shares outstanding – Basic	38,650	38,361	38,753	38,341
Average shares outstanding – Diluted	42,980	43,713	43,134	43,458

Consolidated Balance Sheet Highlights
(In thousands except per share data)

	February 29, 2012	May 31, 2011
	(Unaudited)
Cash and cash equivalents	$59,294	$57,433
Current assets	1,065,389	913,985
Current liabilities (excluding debt accounts)	339,240	301,935
Net property, plant and equipment	357,139	324,377
Total assets	2,220,293	1,703,727
Total recourse debt	821,173	427,365
Total non-recourse obligations	—	16,512
Stockholders’ equity	896,139	835,289
Book value per share	$22.24	$21.00
Shares outstanding	40,288	39,781

Sales By Business Segment

(In thousands - unaudited)

	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
	2012	2011	2012	2011
Aviation Supply Chain	$134,218	$119,966	$ 444,708	$ 345,892
Government and Defense Services	133,709	147,329	426,097	411,065
Maintenance, Repair & Overhaul	112,034	108,037	297,092	283,897
Structures and Systems	154,234	82,703	333,755	276,432
	$534,195	$458,035	$1,501,652	$1,317,286

Gross Profit By Business Segment

(In thousands - unaudited)

	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
	2012	2011	2012	2011
Aviation Supply Chain	$26,538	$20,798	$79,829	$60,763
Government and Defense Services	19,168	25,665	70,510	72,816
Maintenance, Repair & Overhaul	13,224	17,137	36,949	39,534
Structures and Systems	28,028	15,193	53,934	50,744
	$86,958	$78,793	$241,222	$223,857

Diluted Earnings Per Share Calculation

(In thousands except per share data - unaudited)

	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
	2012	2011	2012	2011

Net income attributable to AAR	$20,663	$17,918	$54,844	$48,406
Add after-tax interest on convertible debt	1,508	1,415	4,453	4,178
Less income attributable to participating shares	(738)	—	(1,905)	—
Net income for diluted EPS	$21,433	$19,333	$57,392	$52,584

Diluted shares outstanding	42,980	43,713	43,134	43,458

Diluted earnings per share	$0.50	$0.44	$1.33	$1.21